Exhibit 99.1

STRATA BANK	For Immediate Release
81 Main Street
Medway, MA 02053

Contact: Pamela Montpelier
508-520-1600 ext. 220

Strata Bank Announces New Executive & Operations Center

New location selected for growing local bank

Franklin, Mass…Pamela J. Montpelier, President & CEO of Strata Bank, today announced that the Bank will be opening an Executive and operations center at the Beaulieu Business Park South- 122 Grove Street, Franklin.

The Executive and Operations Center will house the majority of Strata’s Executive, Operations and Administrative Offices including: the CEO’s offices, senior executives and the following departments: Human Resources, Marketing, Training, Finance, Loan Operations, Compliance & Security, Support Operations and Facilities. The Bank will occupy 20,400 square feet of the newly built office building. The additional space, conveniently located off 495 will allow the Bank to increase back office space and provide a state-of-the-art training facility for all employees.

“Because we have had tremendous growth over the last several years, we’ve outgrown our current space,” said Montpelier. “Our new office will provide easier access and stronger interaction among employees. Now we will have the ability to hire more support staff as we enter into a new phase of expansion for the Bank.”

The move is expected to take place in early 2007 and will have no impact on the Bank’s eight branches.

“Our headquarters will remain in Medway as we have established firm roots there and in the other communities we serve. We feel strongly our expansion will allow us to further grow our bank and remain committed to our local communities,” said Montpelier.

Established in 1871, Strata Bank has assets in excess of $400 million and operates eight full-service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis. Strata Bank also operates a specialized branch that serves the Forge Hill Senior Living Community in Franklin. Nationally known bank-rating companies have consistently awarded Strata Bank excellent ratings for financial strength. Strata Bank is an FDIC and DIF insured institution.